Exhibit 3.1

AMENDMENT TO THE
FOURTH AMENDED AND RESTATED BYLAWS OF
APRICUS BIOSCIENCES, INC.

I, the undersigned, do hereby certify:

(1) That I am the duly elected, qualified and acting Chief Executive Officer of Apricus Biosciences, Inc., a Nevada corporation (the “Company”); and

(2) That the resolutions duly adopted by the Board of Directors of the Company on October 15, 2018, amended the Fourth Amended and Restated Bylaws of the Company to append a new Article XVI thereto, effective as set forth in paragraph (3), as follows:

“ARTICLE XVI
INAPPLICABILITY OF ACQUISITION OF CONTROLLING INTEREST STATUTES
The provisions of NRS 78.378 through 78.3793, inclusive, shall not be applicable to (i) the Agreement and Plan of Merger and Reorganization (as amended from time to time in accordance therewith and applicable law, the “Merger Agreement”), by and among the Corporation, Arch Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Corporation, and Seelos Therapeutics, Inc., a Delaware corporation (“Seelos”), (ii) any of the support agreements (the “Support Agreements”) executed by certain officers, directors and stockholders of Seelos (solely in their capacity as stockholders of Seelos) identified on Section A of the Company Disclosure Schedule (as defined in the Merger Agreement), (iii) the contingent value right agreement (the “CVR Agreement”), executed by Corporation, Seelos, the Holder’s Representative (as defined therein) and the Rights Agent (as defined therein), (iv) the Securities Purchase Agreement, by and among the Corporation, Seelos and the investors listed on the Schedule of Buyers (as defined therein) (the “Purchase Agreement”) and any warrants issued or contemplated under the Purchase Agreement and (v) any of the respective transactions contemplated by the Merger Agreement, the Support Agreements, the CVR Agreement and the Purchase Agreement.”

(3) The amendment to the Fourth Amended and Restated Bylaws became effective on October 16, 2018, upon the execution of an amendment to that certain Plan of Merger and Reorganization, dated July 30, 2018, by and between the Company, Arch Merger Sub, Inc. and Seelos Therapeutics, Inc.

Exhibit 3.1

IN WITNESS WHEREOF, I have hereunto subscribed my name this 16th day of October, 2018.

/s/ Richard W. Pascoe
Richard W. Pascoe
Chief Executive Officer

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